Exhibit 1


SPENCER CAPITAL MANAGEMENT, LLC SEEKS TO RESTRUCTURE THE BOARD OF DIRECTORS OF TRIDENT MICROSYSTEMS

Effort Aimed At Strengthening Corporate Governance And Repositioning Struggling Technology Company

New York, March 2, 2009 - Spencer Capital Management LLC, a New York-based investment partnership, announced today its intention to put forth a slate of candidates for election to the board of Trident Microsystems, Inc. (Nasdaq:
TRID). Trident Microsystems, based in Santa Clara, California, is a designer of integrated circuits for the digital television market.

Kenneth H. Shubin Stein, MD, CFA, and founder of Spencer Capital Management is leading the effort to restructure the board with an aim towards improving corporate governance and repositioning the company.

"This is a company whose revenue has deteriorated significantly, product line has lost ground and business model is under enormous pressure," said Dr. Shubin Stein. "We intend to run a slate of candidates whose interests will be aligned with shareholders and who have the investing and technological expertise to effectively analyze the assets of the company and maximize their value. We encourage all shareholders to reach out to us to further discuss this proposal."

About Spencer Capital

Spencer Capital is a New York-based fund advisor that specializes in deep value investing. Spencer Capital is headed by Kenneth H. Shubin Stein, MD, CFA.

In connection with their intended proxy solicitation, Spencer Capital Management, LLC and certain of its affiliates intend to file a proxy statement with the Securities and Exchange Commission (the "SEC") to solicit stockholders of Trident Microsystems. SPENCER CAPITAL MANAGEMENT, LLC STRONGLY ADVISES ALL STOCKHOLDERS OF TRIDENT MICROSYSTEMS TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

Spencer Capital Management, LLC Participant Information

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation by Spencer Capital Management, LLC: Spencer Capital Management, LLC, Dr. Kenneth Shubin Stein, Spencer Capital Opportunity Fund, LP, Spencer Capital Offshore Opportunity Fund, Ltd., Spencer Capital Opportunity Fund II, LP and Spencer Capital Select Fund, LP. None of the foregoing persons currently beneficially owns any shares of Trident Microsystems common stock or has any other direct or indirect interest in Trident Microsystems.

Spencer Capital Management, LLC
Kenneth Shubin Stein, 212-586-4198
info@spencercapital.com